EXHIBIT 99.1

Evolution Petroleum Reports Second Quarter Fiscal 2024 Results and Declares Quarterly Cash Dividend for the Fiscal 2024 Third Quarter

HOUSTON, TX — February 6, 2024 (GLOBE NEWSWIRE) — Evolution Petroleum Corporation (NYSE American: EPM) (“Evolution” or the “Company”) today announced its financial and operating results for its fiscal second quarter ended December 31, 2023 (“Fiscal Q2” or the “current quarter”). Evolution also declared a quarterly cash dividend of $0.12 per common share for the fiscal 2024 third quarter.

Key Highlights

●	Announced the agreement to acquire non-operated oil and natural gas assets in the SCOOP/STACK plays in Oklahoma.
o	Acquisitions expected to close in early February 2024 with effective date of November 1, 2023.
o	Production of ~1,550 barrels of oil equivalent per day ("BOEPD”) as of effective date.
o	21 DUC’s (completions to be paid for by sellers) at effective date.
o	300 undeveloped locations with average WI of ~3%.
●	Participated in the drilling and completion of the initial three wells in the Chaveroo Field.
o	First production occurred in early February 2024.
o	One well cleaning up, two awaiting connection.
●	Reported current quarter revenue of $21.0 million and net income of $1.1 million or $0.03 per diluted share and revenue of $41.6 million and net income of $2.6 million or $0.08 per diluted share for the six months ended December 31, 2023.
●	Generated Adjusted EBITDA(1) of $6.8 million for the current quarter and $13.5 million for the first half of fiscal 2024.
●	Produced 6,304 net BOEPD in the second quarter of fiscal 2024.
●	Paid quarterly dividends of $0.12 per common share.
●	Maintained significant liquidity and balance sheet strength throughout the second quarter of fiscal 2024.
o	Fully funded operations, capital expenditures, and dividends from operating cash flow and working capital.
o	Maintained $50 million available borrowing capacity under the senior secured credit facility.

Kelly Loyd, President and Chief Executive Officer, commented, “Evolution has taken steps to address crucial changes in our industry necessary to stay consistent with our strategy of maximizing total shareholder returns and returning capital to shareholders. We have added scale and economic efficiency. We have added diversification of both products and markets. We have added needed flexibility to our investment portfolio. Importantly, we have done all of this while maintaining a rock-solid balance sheet and avoiding dilution.”

Mr. Loyd continued, “Nothing illustrates this better than our demonstrated track record of action. Beginning in October 2019 through today, with the expected close of our latest three acquisitions in Oklahoma (collectively, the SCOOP/STACK), we will have added 6 significant transactions, putting over $119 million to work for our shareholders, increasing production three-fold, and adding hundreds of gross undrilled locations to our portfolio.  All of these have been strategically orchestrated to add to our cash flow producing base so that we can, over time, maintain or increase the runway of our dividend for years to come. We have also demonstrated our investment flexibility with the  completion of two wells in the Delhi Field and three wells in the Chaveroo Field. The Delhi wells are meeting our

(1) Adjusted EBITDA is Adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization and is a non-GAAP financial measure; see the “Non-GAAP Reconciliation” tables later in this release for more information on the most comparable GAAP measures.

expectations and may lead to additional drilling, and the first of three wells drilled in Chaveroo has just started flowing back frack fluid and oil as expected, with the next two wells expected to start producing imminently.”

Mr. Loyd concluded, “Our commitment to providing long-term total returns to our shareholders continued as we paid our 41st consecutive quarterly dividend in December of $0.12 per share, marking our sixth consecutive dividend paid at that level. Additionally, we have announced that we will pay our 42nd consecutive dividend at the same $0.12 per share on March 28th.”

Cash Dividend on Common Stock

On February 5, 2024, Evolution’s Board of Directors declared a cash dividend of $0.12 per share of common stock, which will be paid on March 28, 2024, to common stockholders of record on March 15, 2024. This will be the 42nd consecutive quarterly cash dividend on the Company’s common stock since December 31, 2013. To date, Evolution has returned approximately $110.4 million, or $3.33 per share, back to stockholders in common stock dividends. Maintaining and ultimately growing the common stock dividend remains a key Company priority.

Financial and Operational Results for the Quarter Ended December 31, 2023

($ in millions)	2Q24	1Q24	% Change vs 1Q24
Average BOEPD	6,304	6,457	(2)%
Revenues ($M)	$21,024	$20,601	2%
Net Income ($M)	$1,082	$1,474	(27)%
Adjusted EBITDA(1) ($M)	$6,832	$6,703	2%

(1)	Adjusted EBITDA is Adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization and is a non-GAAP financial measure; see the “Non-GAAP Information” section later in this release for more information, including reconciliations to the most comparable GAAP measures.

Total production for the second quarter of fiscal 2024 was 6,304 net BOEPD, including 1,728 barrels per day (“BOPD”) of crude oil; 21,207 thousand cubic feet per day (“MCFPD”), or 3,533 BOEPD, of natural gas; and 1,043 BOEPD of natural gas liquids (“NGLs”). The announced SCOOP/STACK acquisition will begin contributing to operating results beginning in the middle of the third fiscal quarter ending March 31st following the closing.

●	Oil decreased 1% from 1,750 BOPD in the prior quarter, primarily as a result of production downtime at Williston Basin, partially offset by increased production in the Delhi Field attributable to lowered ambient surface temperatures, allowing for better recoveries.
●	Natural gas production decreased by 4% from 22,011 MCFPD, or 3,674 BOEPD, in the prior quarter. The decrease was primarily related to natural declines within the fields and continued midstream issues in the Barnett Shale that carried over to the beginning of the second quarter before largely being resolved.
●	NGL production increased 1% from 1,033 BOEPD primarily due to better run times in the liquids-rich areas of the Barnett Shale.

Evolution reported $21.0 million of total revenue for the current quarter, a 2% increase from the prior quarter. Natural gas revenue increased 18% from the prior quarter to $6.5 million due to a 22% increase in realized commodity pricing, partially offset by a 4% decrease in sales volumes. The increase in realized commodity pricing was primarily related to the benefit of improved gas price differentials during winter received at the Jonah Field where the Company realized an average natural gas price of $4.87 per MCF during the current quarter compared to $3.69 per MCF in the prior quarter. Natural gas revenue in the current quarter was negatively impacted by approximately $0.5 million in adjustments to prior periods, dating back to September 2021, relating to updated ownership interest calculations provided by the operator of the Barnett properties, with the Company’s review of the adjustments completed during the quarter. NGL revenue increased 12% to $2.7 million, primarily due to an 11% increase in realized pricing together with a 1% increase in sales volumes. Partially offsetting these increases, oil revenue decreased 7% to $11.8 million from the previous quarter, primarily due to a 6% decrease in realized commodity pricing coupled with a 1% decrease in sales volumes. The average realized price per BOE increased 5% to $36.25 compared to $34.68 in the prior quarter.

Lease operating costs (“LOE”) increased $0.5 million, or 4% from $11.9 million in the prior quarter to $12.4 million in the current quarter. This increase was primarily attributable to higher gathering, transportation and processing charges at Barnett as a result of adjustments to prior period estimates and overall higher gathering costs where our fees are tied to natural gas prices. Decreased costs in the Jonah Field and Williston Basin partially offset this increase. On a per unit basis, total LOE was $21.31 per BOE and $20.01 per BOE for the current and prior quarters, respectively.

Depletion, depreciation, and accretion expense was $4.6 million compared to $4.3 million in the prior quarter. On a per BOE basis, the Company’s current quarter depletion rate of $7.31 per BOE increased from $6.58 per BOE in the prior quarter due to a reduction in proved reserves primarily related to the decrease in SEC prices used to determine proved reserves from the prior period.

General and administrative expenses, including stock-based compensation, decreased slightly in the current quarter to $2.5 million from $2.6 million in the prior quarter. The decrease was primarily due to salary expenses associated with actual and estimated annual incentive compensation reflected in the prior quarter.

Net income for the current quarter was $1.1 million, or $0.03 per diluted share, compared to $1.5 million, or $0.04 per diluted share, in the prior quarter. Net income and diluted earnings per share in the current quarter were negatively impacted by $0.4 million and $0.01, respectively, after income taxes, due to the aforementioned prior period adjustments. During the quarter, we also experienced a higher effective total tax rate than previous quarters as state income taxes projected from our royalty interest at Delhi became a larger component of our overall income tax expense for the period.  Overall, our federal income tax rate has not materially changed from historical averages. Adjusted EBITDA was $6.8 million for the current quarter compared to $6.7 million in the prior quarter. On a per BOE basis, Adjusted EBITDA was $11.78 for the current quarter versus $11.28 for the preceding quarter.  Adjusted EBITDA was negatively impacted by approximately $0.5 million due to the aforementioned prior period adjustments.

Operations Update

In the Chaveroo Field, jointly developed with Pedevco, the Company drilled, fracked and modified existing facilities for our first three wells before the end of the second quarter.  Completions on all three wells were performed in February, and one well has been brought online and is currently cleaning up.  The other two wells are awaiting some minor facility modifications before being brought online very soon.  Even though it is early in the clean-up process, the results have been encouraging.

On January 5th, the Company announced the acquisition of non-operated working interests in the SCOOP/STACK,  which is expected to close before the end of February.  The assets included 21 drilled, but uncompleted, wells to be funded by the seller, of which 18 have currently been brought online and 2 are still in process.  Also, drilling has begun on 12 additional locations and the Company has begun reviewing other drilling proposals that will have elections due shortly after closing.

At Jonah Field, the Company realized natural gas prices of $4.87 per Mcf in the current quarter, a premium of $2.13 per Mcf over the average Henry Hub price for the period. The Jonah Field continues to perform very well and we have been able to realize a premium by selling our gas into west coast markets.

During the quarter, the Williston Basin Asset’s production rate was negatively impacted by reduced gas sales from the ONEOK Grassland System being shut-in for about three weeks as well as a few wells experiencing downtime.  Currently, everything is back online with an average rate of approximately 500 BOEPD for December.

At the Barnett Shale Asset, issues from the prior quarter related to EnLink operations with certain gathering facilities continued into the current quarter, but production was not significantly affected.  Production from the Barnett Shale Asset has flattened back to its historical decline rate.

At Hamilton Dome Field, the current quarter production was slightly impacted by well work, but all of those wells are expected to be back online during the fiscal 3rd quarter.  Overall, Hamilton Dome Field continued to perform strongly.

At Delhi, the transition from Denbury to Exxon appears to be going well.  The operator has indicated that Delhi is expected to be certified as a Carbon Capture Utilization and Storage Site designated for enhanced oil recovery by the end of the Company’s fiscal year. The addition of the heat exchanger last fiscal year worked quite well during the winter storms that hit most of the US in January, and the field did not experience any Plant downtime due to the cold weather.  Production for the field is approximately 5% higher than last quarter and includes the two new infill wells brought online.  Denbury continues to review the field to identify additional projects to improve production and cash flow.

Balance Sheet, Liquidity, and Capital Spending

On December 31, 2023, cash and cash equivalents totaled $8.5 million, and working capital was $6.6 million. Evolution’s $50 million revolving credit facility remained undrawn. As a result, total liquidity on December 31, 2023, was $58.5 million, including cash and cash equivalents.

During the second quarter of fiscal 2024, the Company fully funded operations, development capital expenditures, and cash dividends through cash generated from operations and working capital. For the quarter that ended December 31, 2023, Evolution paid $4.0 million in common stock dividends and incurred $3.9 million in capital expenditures, which includes $3.0 million cash paid for drilling and completion activities at Chaveroo Field. For fiscal year 2024, the Company expects capital expenditures to be in the range of $10.0 million to $14.0 million, which excludes any potential acquisitions. Our expected capital expenditures for fiscal year 2024 include the two down dip wells at Delhi Field and three wells at Chaveroo Field, both previously discussed. We also expect to start incurring capital expenditures in the fourth quarter at Chaveroo Field for the second development block consisting of six horizontal wells. The budgeted capital expenditures do not include any potential capital projects associated with properties in the SCOOP/STACK Acquisitions as mentioned previously. Evolution believes its near-term capital spending requirements will be met from cash flows from operations, current working capital and borrowings as needed under the revolving credit facility without exceeding the targeted debt level of one times pro forma annual EBITDA.

Conference Call

As previously announced, Evolution Petroleum will host a conference call on February 7, 2024, at 10:00 a.m. Central Time to review its second quarter fiscal 2024 financial and operating results. To join by phone, please dial (844) 481-2813 (Toll-free) or (412) 317-0677 (International) and ask to join the Evolution Petroleum Corporation call.

To join online via webcast, click the following link:

https://event.choruscall.com/mediaframe/webcast.html?webcastid=jgInwJ2a.

A webcast replay will be available through February 7, 2025, via the webcast link above and on Evolution's website at www.ir.evolutionpetroleum.com.

About Evolution Petroleum

Evolution Petroleum Corporation is an independent energy company focused on maximizing total shareholder returns through the ownership of and investment in onshore oil and natural gas properties in the U.S. The Company aims to build and maintain a diversified portfolio of long-life oil and natural gas properties through acquisitions, selective development opportunities, production enhancements, and other exploitation efforts. Properties include non-operated interests in the following areas: the Chaveroo Field in the Permian Basin in New Mexico; the Jonah Field in Sublette County, Wyoming; the Williston Basin in North Dakota; the Barnett Shale located in North Texas; the Hamilton Dome Field located in Hot Springs County, Wyoming; the Delhi Holt-Bryant Unit in the Delhi Field in Northeast Louisiana; as well as small overriding royalty interests in four onshore Texas wells. Visit www.evolutionpetroleum.com for more information.

Cautionary Statement

All forward-looking statements contained in this press release regarding the Company's current expectations, potential results, and future plans and objectives involve a wide range of risks and uncertainties. Statements herein using words such as “believe,” “expect,” “plans,” “outlook,” “should,” “will,” and words of similar meaning are forward-looking statements. Although the Company’s expectations are based on business, engineering, geological, financial, and operating assumptions that it believes to be reasonable, many factors could cause actual results to differ materially from its expectations and can give no assurance that its goals will be achieved. These factors and others are detailed under the heading "Risk Factors" and elsewhere in our periodic documents filed with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statement.

Investor Relations

(713) 935-0122

info@evolutionpetroleum.com

Evolution Petroleum Corporation

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended			Six Months Ended
	December 31,		September 30,	December 31,
	2023	2022	2023	2023	2022
Revenues
Crude oil	$11,759	$13,100	$12,616	$24,375	$28,263
Natural gas	6,531	17,370	5,552	12,083	37,218
Natural gas liquids	2,734	3,206	2,433	5,167	7,992
Total revenues	21,024	33,676	20,601	41,625	73,473
Operating costs
Lease operating costs	12,358	15,041	11,883	24,241	34,157
Depletion, depreciation, and accretion	4,598	3,458	4,262	8,860	7,056
General and administrative expenses	2,502	2,581	2,603	5,105	5,053
Total operating costs	19,458	21,080	18,748	38,206	46,266
Income (loss) from operations	1,566	12,596	1,853	3,419	27,207
Other income (expense)
Net gain (loss) on derivative contracts	—	846	—	—	243
Interest and other income	104	7	116	220	13
Interest expense	(34)	(129)	(32)	(66)	(372)
Income (loss) before income taxes	1,636	13,320	1,937	3,573	27,091
Income tax (expense) benefit	(554)	(2,933)	(463)	(1,017)	(5,997)
Net income (loss)	$1,082	$10,387	$1,474	$2,556	$21,094
Net income (loss) per common share:
Basic	$0.03	$0.31	$0.04	$0.08	$0.63
Diluted	$0.03	$0.31	$0.04	$0.08	$0.62
Weighted average number of common shares outstanding:
Basic	32,693	33,174	32,663	32,676	33,154
Diluted	32,900	33,394	32,984	32,940	33,356

Evolution Petroleum Corporation

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands, except share and per share amounts)

	December 31, 2023	June 30, 2023
Assets
Current assets
Cash and cash equivalents	$8,460	$11,034
Receivables from crude oil, natural gas, and natural gas liquids revenues	10,119	7,884
Prepaid expenses and other current assets	2,569	2,277
Total current assets	21,148	21,195
Property and equipment, net of depletion, depreciation, and impairment
Oil and natural gas properties—full-cost method of accounting:
Oil and natural gas properties, subject to amortization, net	100,111	105,781
Oil and natural gas properties, not subject to amortization	3,370	—
Total property and equipment, net	103,481	105,781

Other assets	1,337	1,341
Total assets	$125,966	$128,317
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$8,233	$5,891
Accrued liabilities and other	6,294	6,027
State and federal taxes payable	—	365
Total current liabilities	14,527	12,283
Long term liabilities
Deferred income taxes	6,161	6,803
Asset retirement obligations	17,738	17,012
Operating lease liability	101	125
Total liabilities	38,527	36,223
Commitments and contingencies
Stockholders' equity
Common stock; par value $0.001; 100,000,000 shares authorized: issued and outstanding 33,506,794 and 33,247,523 shares as of December 31, 2023
and June 30, 2023, respectively	34	33
Additional paid-in capital	40,920	40,098
Retained earnings	46,485	51,963
Total stockholders' equity	87,439	92,094
Total liabilities and stockholders' equity	$125,966	$128,317

Evolution Petroleum Corporation

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	Three Months Ended			Six Months Ended
	December 31,		September 30,	December 31,
	2023	2022	2023	2023	2022
Cash flows from operating activities:
Net income (loss)	$1,082	$10,387	$1,474	$2,556	$21,094
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depletion, depreciation, and accretion	4,598	3,458	4,262	8,860	7,056
Stock-based compensation	564	494	472	1,036	702
Settlement of asset retirement obligations	—	(64)	—	—	(71)
Deferred income taxes	(567)	(319)	(75)	(642)	(355)
Unrealized (gain) loss on derivative contracts	—	(1,070)	—	—	(2,189)
Accrued settlements on derivative contracts	—	(699)	—	—	(919)
Other	3	4	—	3	(4)
Changes in operating assets and liabilities:
Receivables from crude oil, natural gas, and natural gas liquids revenues	447	1,309	(2,686)	(2,239)	8,113
Prepaid expenses and other current assets	(443)	(349)	169	(274)	(316)
Accounts payable and accrued liabilities	2,123	(225)	320	2,443	(5,398)
State and federal income taxes payable	(753)	(2,522)	388	(365)	56
Net cash provided by operating activities	7,054	10,404	4,324	11,378	27,769
Cash flows from investing activities:
Acquisition of oil and natural gas properties	—	—	—	—	(31)
Capital expenditures for oil and natural gas properties	(3,878)	(1,038)	(1,827)	(5,705)	(2,886)
Net cash used in investing activities	(3,878)	(1,038)	(1,827)	(5,705)	(2,917)
Cash flows from financing activities:
Common stock dividends paid	(4,021)	(4,059)	(4,013)	(8,034)	(8,085)
Common stock repurchases, including stock surrendered for tax withholding	(108)	(61)	(105)	(213)	(87)
Repayments of senior secured credit facility	—	(12,250)	—	—	(21,250)
Net cash (used in) provided by financing activities	(4,129)	(16,370)	(4,118)	(8,247)	(29,422)
Net increase (decrease) in cash and cash equivalents	(953)	(7,004)	(1,621)	(2,574)	(4,570)
Cash and cash equivalents, beginning of period	9,413	10,714	11,034	11,034	8,280
Cash and cash equivalents, end of period	$8,460	$3,710	$9,413	$8,460	$3,710

Evolution Petroleum Corporation

Non-GAAP Reconciliation – Adjusted EBITDA (Unaudited)

(In thousands)

Adjusted EBITDA and Net income (loss) and earnings per share excluding selected items are non-GAAP financial measures that are used as supplemental financial measures by our management and by external users of our financial statements, such as investors, commercial banks, and others, to assess our operating performance as compared to that of other companies in our industry, without regard to financing methods, capital structure, or historical costs basis. We use these measures to assess our ability to incur and service debt and fund capital expenditures. Our Adjusted EBITDA and Net income (loss) and earnings per share, excluding selected items, should not be considered alternatives to net income (loss), operating income (loss), cash flows provided by (used in) operating activities, or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. Our Adjusted EBITDA and Net income (loss) and earnings per share excluding selected items may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA and Net income (loss) and earnings per share excluding selected items in the same manner.

We define Adjusted EBITDA as net income (loss) plus interest expense, income tax expense (benefit), depreciation, depletion, and accretion (DD&A), stock-based compensation, ceiling test impairment, and other impairments, unrealized loss (gain) on change in fair value of derivatives, and other non-recurring or non-cash expense (income) items.

	Three Months Ended			Six Months Ended
	December 31,		September 30,	December 31,
	2023	2022	2023	2023	2022
Net income (loss)	$1,082	$10,387	$1,474	$2,556	$21,094
Adjusted by:
Interest expense	34	129	32	66	372
Income tax expense (benefit)	554	2,933	463	1,017	5,997
Depletion, depreciation, and accretion	4,598	3,458	4,262	8,860	7,056
Stock-based compensation	564	494	472	1,036	702
Unrealized loss (gain) on derivative contracts	—	(1,070)	—	—	(2,189)
Severance	—	—	—	—	74
Transaction costs	—	115	—	—	345
Adjusted EBITDA	$6,832	$16,446	$6,703	$13,535	$33,451

Evolution Petroleum Corporation

Non-GAAP Reconciliation – Adjusted Net Income (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended			Six Months Ended
	December 31,		September 30,	December 31,
	2023	2022	2023	2023	2022
As Reported:
Net income (loss), as reported	$1,082	$10,387	$1,474	$2,556	$21,094

Impact of Selected Items:
Unrealized loss (gain) on commodity contracts	—	(1,070)	—	—	(2,189)
Severance	—	—	—	—	74
Transaction costs	—	115	—	—	345
Selected items, before income taxes	$—	$(955)	$—	$—	$(1,770)
Income tax effect of selected items(1)	—	(214)	—	—	(397)
Selected items, net of tax	$—	$(741)	$—	$—	$(1,373)

As Adjusted:
Net income (loss), excluding selected items(2)	$1,082	$9,646	$1,474	$2,556	$19,721

Undistributed earnings allocated to unvested restricted stock	(24)	(151)	(26)	(51)	(256)
Net income (loss), excluding selected items for earnings per share calculation	$1,058	$9,495	$1,448	$2,505	$19,465

Net income (loss) per common share — Basic, as reported	$0.03	$0.31	$0.04	$0.08	$0.63
Impact of selected items	—	(0.02)	—	—	(0.04)
Net income (loss) per common share — Basic, excluding selected items(2)	$0.03	$0.29	$0.04	$0.08	$0.59

Net income (loss) per common share — Diluted, as reported	$0.03	$0.31	$0.04	$0.08	$0.62
Impact of selected items	—	(0.03)	—	—	(0.04)
Net income (loss) per common share — Diluted, excluding selected items(2)(3)	$0.03	$0.28	$0.04	$0.08	$0.58

(1)	For the three and six months ended December 31, 2022, represents the tax impact using an estimated tax rate of 22.4%.
(2)	Net income (loss) and earnings per share excluding selected items are non-GAAP financial measures presented as supplemental financial measures to enable a user of the financial information to understand the impact of these items on reported results. These financial measures should not be considered an alternative to net income (loss), operating income (loss), cash flows provided by (used in) operating activities, or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. Our Adjusted Net Income (Loss) and earnings per share may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted Net Income (Loss) and earnings per share in the same manner.
(3)	The impact of selected items for the three months ended December 31, 2023 and 2022 was calculated based upon weighted average diluted shares of 32.9 million and 33.4 million, respectively, due to the net income (loss), excluding selected items. The impact of selected items for the three months ended September 30, 2023 was calculated based upon weighted average diluted shares of 33.0 million, due to the net income (loss), excluding selected items. The impact of selected items for the six months ended December 31, 2023 and 2022 was calculated based upon weighted average diluted shares of 32.9 million and 33.4 million, respectively, due to the net income (loss), excluding selected items.

Evolution Petroleum Corporation

Supplemental Information on Oil and Natural Gas Operations (Unaudited)

(In thousands, except per unit and per BOE amounts)

	Three Months Ended			Six Months Ended
	December 31,		September 30,	December 31,
	2023	2022	2023	2023	2022
Revenues:
Crude oil	$11,759	$13,100	$12,616	$24,375	$28,263
Natural gas	6,531	17,370	5,552	12,083	37,218
Natural gas liquids	2,734	3,206	2,433	5,167	7,992
Total revenues	$21,024	$33,676	$20,601	$41,625	$73,473

Lease operating costs:
CO2 costs	$1,628	$2,007	$1,578	$3,206	$4,206
Ad valorem and production taxes	1,272	2,096	1,278	2,550	5,359
Other lease operating costs	9,458	10,938	9,027	18,485	24,592
Total lease operating costs	$12,358	$15,041	$11,883	$24,241	$34,157

Depletion of full cost proved oil and natural gas properties	$4,238	$3,178	$3,910	$8,148	$6,500

Production:
Crude oil (MBBL)	159	166	161	320	334
Natural gas (MMCF)	1,951	2,367	2,025	3,976	4,861
Natural gas liquids (MBBL)	96	106	95	191	221
Equivalent (MBOE)(1)	580	667	594	1,174	1,365
Average daily production (BOEPD)(1)	6,304	7,250	6,457	6,380	7,418

Average price per unit(2):
Crude oil (BBL)	$73.96	$78.92	$78.36	$76.17	$84.62
Natural gas (MCF)	3.35	7.34	2.74	3.04	7.66
Natural Gas Liquids (BBL)	28.48	30.25	25.61	27.05	36.16
Equivalent (BOE)(1)	$36.25	$50.49	$34.68	$35.46	$53.83

Average cost per unit:
CO2 costs	$2.81	$3.01	$2.66	$2.73	$3.08
Ad valorem and production taxes	2.19	3.14	2.15	2.17	3.93
Other lease operating costs	16.31	16.40	15.20	15.75	18.02
Total lease operating costs	$21.31	$22.55	$20.01	$20.65	$25.03

Depletion of full cost proved oil and natural gas properties	$7.31	$4.76	$6.58	$6.94	$4.76

CO2 costs per MCF	$0.97	$1.01	$0.90	$0.98	$1.06
CO2 volumes (MMCF per day, gross)	76.4	90.7	72.4	74.4	90.4

(1)	Equivalent oil reserves are defined as six MCF of natural gas and 42 gallons of NGLs to one barrel of oil conversion ratio which reflects energy equivalence and not price equivalence. Natural gas prices per MCF and NGL prices per barrel often differ significantly from the equivalent amount of oil.
(2)	Amounts exclude the impact of cash paid or received on the settlement of derivative contracts since we did not elect to apply hedge accounting.

Evolution Petroleum Corporation

Summary of Production Volumes, Average Sales Price, and Average Production Costs (Unaudited)

	Three Months Ended
	December 31,				September 30,
	2023		2022		2023
	Volume	Price	Volume	Price	Volume	Price
Production:
Crude oil (MBBL)
Jonah Field	8	$80.25	9	$85.21	9	$88.41
Williston Basin	35	71.71	34	82.31	40	78.94
Barnett Shale	2	76.77	2	78.11	1	74.96
Hamilton Dome Field	36	62.03	38	66.49	37	69.46
Delhi Field	78	79.02	82	83.50	73	81.54
Other	—	—	1	84.31	1	81.80
Total	159	$73.96	166	$78.92	161	$78.36
Natural gas (MMCF)
Jonah Field	883	$4.87	950	$11.00	904	$3.69
Williston Basin	14	1.91	26	5.15	21	2.04
Barnett Shale	1,054	2.10	1,390	4.88	1,100	1.98
Other	—	—	1	5.95	—	—
Total	1,951	$3.35	2,367	$7.34	2,025	$2.74
Natural gas liquids (MBBL)
Jonah Field	10	$25.88	7	$34.31	10	$27.06
Williston Basin	4	20.41	7	28.54	4	17.66
Barnett Shale	60	30.07	70	29.40	59	26.45
Delhi Field	22	26.90	22	32.15	22	23.64
Other	—	—	—	—	—	—
Total	96	$28.48	106	$30.25	95	$25.61

Equivalent (MBOE)(1)
Jonah Field	165	$31.60	175	$65.75	170	$25.91
Williston Basin	41	63.22	45	69.36	48	68.56
Barnett Shale	238	17.61	304	29.62	243	15.77
Hamilton Dome Field	36	62.03	38	66.49	37	69.46
Delhi Field	100	67.63	104	72.38	95	68.24
Other	—	—	1	—	1	81.80
Total	580	$36.25	667	$50.49	594	$34.68

Average daily production (BOEPD)(1)
Jonah Field	1,793		1,902		1,848
Williston Basin	446		489		522
Barnett Shale	2,587		3,304		2,641
Hamilton Dome Field	391		413		402
Delhi Field	1,087		1,131		1,033
Other	—		11		11
Total	6,304		7,250		6,457

Production costs (in thousands, except per BOE)
Lease operating costs	Amount	per BOE	Amount	per BOE	Amount	per BOE
Jonah Field	$2,392	$14.45	$3,042	$17.41	$2,562	$15.07
Williston Basin	1,205	28.74	1,306	29.11	1,390	28.96
Barnett Shale	3,883	16.31	5,196	17.13	3,192	13.09
Hamilton Dome Field	1,404	39.43	1,344	35.82	1,337	36.55
Delhi Field	3,474	35.00	4,153	39.79	3,402	35.83
Total	$12,358	$21.31	$15,041	$22.55	$11,883	$20.01

(1)	Equivalent oil reserves are defined as six MCF of natural gas and 42 gallons of NGLs to one barrel of oil conversion ratio which reflects energy equivalence and not price equivalence. Natural gas prices per MCF and NGL prices per barrel often differ significantly from the equivalent amount of oil.